Exhibit 10.11

Suspect Detection Systems, INC.

GLOBAL STOCK INCENTIVE COMPENSATION PLAN

XXX, Inc.
TABLE OF CONTENTS

1.	PURPOSE OF THE GLOBAL PLAN	3

2.	DEFINITIONS	3

3.	ADMINISTRATION OF THE GLOBAL PLAN	5

4.	DESIGNATION OF PARTICIPANTS	6

5.	SHARES RESERVED FOR THE GLOBAL PLAN	6

6.	PURCHASE PRICE	7

7.	RESTRICTED STOCK	7

8.	RESTRICTED STOCK UNITS	8

9.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS	11

10.	ADJUSTMENTS	11

11.	TERM AND EXERCISE OF AWARDS	12

12.	PUCHASE FOR INVESTMENT	13

13.	DIVIDENDS	14

14.	EFFECTIVE DATE AND DURATION OF THE GLOBAL PLAN	14

15.	AMENDMENTS OR TERMINATION	14

16.	GOVERNMENT REGULATIONS	14

17.	CONTINUANCE OF EMPLOYMENT/SERVICE	15

18.	GOVERNING LAW AND JURISDICTION	15

19.	TAX CONSEQUENCES	15

20.	NON-EXCLUSIVITY OF THE GLOBAL PLAN	15

21.	MULTIPLE AGREEMENTS	15

22.	RULES PARTICULAR TO SPECIFIC COUNTRIES	15

23.	ANNEX A – ISRAEL	16

This plan, as amended from time to time, shall be known as the SDSS, Inc. 2009 Global Stock Incentive Compensation Plan (the "Global Plan" or the "Plan").

1.	PURPOSE OF THE GLOBAL PLAN

The Global Plan has been established by Suspect Detection Systems, Inc. (the “Company”) to (i) attract and retain highly professional employees, consultants and independent agents; (ii) motivate Holders (as defined below), by means of appropriate incentives, to achieve long-range goals; (iii) further align Holders’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Related Companies (as defined below).

The Plan (together with its appendices) is intended to enable the Company to issue Awards (as defined below) under varying tax regimes, in order to comply with the statutory requirements of the tax regimes in any various jurisdictions.

2.	DEFINITIONS

For purposes of interpreting the Global Plan and related documents (including the Award Agreement and its appendices), the following definitions shall apply, provided that in the event that a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2:

2.1.	“Award” means an award of Restricted Stock or Restricted Stock Units or Stock Options under the Plan or any right with respect thereto, purchasable hereunder, whether fully paid or not.

2.2.	“Award Agreement” means the agreement evidencing the grant of an Award, including any amendments thereto.

2.3.	"Board" means the Board of Directors of the Company.

2.4.
"Cause" means (i) conviction of any felony involving moral turpitude or affecting the Company or its affiliates; (ii) any refusal to carry out a reasonable directive of the Company's Chief Executive Officer, Board or the Holder's direct supervisor, which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Holder's fiduciary duties or duties of care of the Company or its affiliates; including without limitation disclosure of confidential information of the Company or its affiliates; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company or its affiliates.

2.5.	"Chairman" means the Chairman of the Committee.

2.6.	“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.7.
"Committee" means a committee of the Board, designated from time to time by the resolution of the Board, consisting of such number of directors as required under applicable law and regulations, including the Exchange Act.

2.8.	"Company" means SDSS, Inc., a company incorporated under the laws of the State of Delaware.

2.9.	"Date of Grant" means the date determined by the Board or authorized Committee as set forth in the Award Agreement.

2.10.	"Employee" means a person who is employed by the Company or any Related Company.

2.11.	"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.12.	"Expiration Date" means the date upon which an Award shall expire, as set forth in Section 11.2 of the Global Plan.

2.13.	"Fair Market Value" means as of any date, the value of a Share determined as follows:

2.13.1.
 If the Shares are listed on any established stock exchange or a national market system, including without limitation the Tel Aviv Stock Exchange, the NASDAQ National Market System or the NASDAQ SmallCap Market or the OTCBB, the Fair Market Value shall be the last reported sale price for such Shares (or the highest closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in The Wall Street Journal, or such other source as the Board deems reliable;

2.13.2.
If the Shares are regularly quoted by one or more recognized securities dealers, but selling prices are not reported, the Fair Market Value shall be the mean between the highest bid and lowest asked prices for the Shares on the last market trading day prior to the day of determination; or

2.13.3.	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.14.	“Holder” means an individual to whom an Award is made.

2.15.	"Purchase Price" means the price for each Award.

2.16.
"Related Company" means any company during any period in which it is a “parent corporation” (as that term is defined in Code §424(e)) with respect to the Company or a “subsidiary corporation” (as that term is defined in Code §424(f)) with respect to the Company and/or with respect to 102 Awards shall also include any other "employing company" as defined in Section 102 of the Ordinance.

2.17.	“Restricted Stock” means Shares awarded under Section 7 of the Plan.

2.18.	“Restricted Stock Units” means an Award which may be settled for cash, Shares or other securities under Section_8 of the Plan.

2.19.	“Restriction Period” means the period during which Shares of Restricted Stock or Restricted Stock Units or of Stock Options awarded under Sections 7 or 8 of the Plan are subject to forfeiture.

2.20.	"Service Provider" means a director, consultant or adviser of the Company or any Related Company, or any other person who is not an Employee.

2.21.	"Share" means a share of Common Stock, US$0.0001 par value, each, of the Company.

2.22.
"Stock Option" - means options that upon exercise shall be converted to Shares, on a one to one basis, (provided that the ratio of conversion of the Options shall be adjusted to any share split, reverse share split, or other similar transaction or recapitalization of the Corporation), upon payment of the exercise payment. Any Option that shall not be exercised by the end of the Option Period, shall become void and shall not entitle its holder to any rights and/or benefits whatsoever.

2.23.
"Stock Option Expiry Date” means, unless otherwise determined by Committee at the time of grant, the 31st of December of the fifth year following the calendar Gregorian year in which the Option became exercisable.

2.24.	"Stock Option Period" means the period between the Vesting Date of a Stock Option Award and its expiry date.

2.25.	"Successor Company" means any entity into which the Company is merged to or by which the Company is acquired.

2.26.
"Transaction" means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets or shares of the Company to another entity.

2.27.	"Vested Award" means any Award, which has already been vested according to the Vesting Dates.

2.28.
"Vesting Dates" means, as determined by the Board or authorized Committee, the date as of which the Holder shall be entitled to exercise Awards or part of the Awards as set forth in Section 11 of the Global Plan.

3.	ADMINISTRATION OF THE GLOBAL PLAN

3.1.
The Board shall have the power to administer the Global Plan. To the extent permitted under applicable law, the Board may delegate its powers under the Global Plan, or any part thereof, to the Committee, in which case, any reference to the Board in the Global Plan with respect to the rights so delegated shall be construed as reference to the Committee. Notwithstanding the foregoing, the Board shall automatically have residual authority (i) if no Committee shall be constituted, (ii) with respect to rights not delegated by the Board to the Committee, or (iii) if such Committee shall cease to operate for any reason whatsoever.

3.2.
The Committee, if appointed, shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman and the Board shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable and in accordance with the requirements of applicable law.

3.3.
The Committee shall have full power and authority subject to the approval of the Board to the extent required under applicable law (and subject further to applicable laws): (i) to designate Holders; (ii) to determine the terms and provisions of respective Award Agreements (which need not be identical) including, but not limited to, the number and kind of Shares to be covered by each Award, provisions concerning the time or times when and the extent to which the Awards may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of a Holder to exercise, in whole or in part, any previously granted Award; (iv) to interpret the provisions and supervise the administration of the Global Plan; (v) to determine the Fair Market Value of the Shares; (vi) to determine the Purchase Price of the Award (vii) to designate the type of Awards to be granted to a Holder; (viii) to determine any other matter which is necessary or desirable for, or incidental to, the administration of the Global Plan; (ix) to determine whether, to what extent and under what circumstances an Award may be exchanged for Shares or other securities , or some combination thereof; (x) to determine whether, to what extent and under what circumstances an Award is made and operates in tandem with other Awards made hereunder; and (xi) to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of any specific jurisdiction.

3.4.
Subject to the Company's incorporation documents and Committee's charter (if any), all resolutions and selections made by the Board or the Committee pursuant to the provisions of the Global Plan shall be made by a majority of its members subject to statutory limitations related to conflict of interest. Any resolutions reduced to writing shall be executed in accordance with the provisions of the Company's incorporation documents, as the same may be in effect from time to time and applicable law.

3.5.
The interpretation and construction by the Board and/or the Committee (as applicable) of any provision of the Global Plan or of any Award Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Global Plan shall include Employees and/or Service Providers. The grant of an Award hereunder shall neither entitle the Holder to participate nor disqualify him or her from participating in, any other grant of Awards pursuant to the Global Plan or any other option or share plan of the Company or any of its affiliates.

5.	SHARES RESERVED FOR THE GLOBAL PLAN

5.1.
The Company has reserved a total of _________ authorized but unissued Shares for the purposes of the Global Plan and the Company's other stock compensation Plans, when applicable, subject to adjustment as set forth in Section 10 below. Any Shares issued pursuant to an Award under the Global Plan or any other Company stock compensation plan shall reduce the total number of shares reserved and available for the grant of future Awards and other awards under the Global Plan and any other Company stock compensation plans. Any Shares which remain unissued and which are not subject to outstanding Awards at the termination of the Global Plan shall cease to be reserved for the purpose of the Global Plan, but until termination of the Global Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Global Plan. Should any Award for any reason expire or be canceled prior to its exercise or relinquishment in full, the Share or Shares subject to such Award may again be subjected to an Award under the Global Plan or under future plans.

5.2.
Each Award granted pursuant to the Global Plan, shall be evidenced by a written Award Agreement between the Company and the Holder, in such form as the Board shall from time to time approve. Each Award Agreement shall state, inter alia, the number of Shares to which the Award relates, the type of Award granted thereunder, the Vesting Dates, the Purchase Price per Share and the Expiration Date.

6.	PURCHASE PRICE

6.1.
The Purchase Price of each Share subject to an Award shall be determined by the Committee or the Board (as applicable) in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Award Agreement will contain the Purchase Price determined for each Holder, provided, however, that the Board or the Committee (as applicable) may determine, at its exclusive discretion, that no purchase price is payable for any specific Award.

6.2.
The Purchase Price (if any) shall be payable in cash, check or wire transfer. The Purchase Price shall be denominated in the currency of the primary economic environment of, at the Company's discretion, either the Company or the Employee (that is the functional currency of the Company or the currency in which the Employee is paid).

7.	RESTRICTED STOCK

An Award of Restricted Stock is a grant by the Company of a specified number of Shares to the Holder, which shares are subject to forfeiture upon the happening of specified events.  Such an Award shall be subject to the following terms and conditions:

7.1.
Restricted Stock shall be evidenced by Restricted Stock agreements. Such agreements shall conform to the requirements of the Plan and may contain such other provisions, as the Board or the Committee (as applicable) shall deem advisable.

7.2.
Upon determination of the number of Shares of Restricted Stock to be granted to the Holder, the Board or the Committee (as applicable) shall direct that a certificate or certificates representing the number of Shares of Common Stock be registered in the name of and issued to the Holder with the Holder designated as the registered owner either in book entry format or represented by a stock certificate or certificates.  The certificate(s) (if any) representing such shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Holder, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period.

7.3.
Unless otherwise determined by the Board or the Committee (as applicable) at the time of an Award, during the Restriction Period the Holder shall have the right to receive dividends from and to vote the Shares of Restricted Stock.

7.4.
The Board or the Committee (as applicable) may condition the grant of an Award of Restricted Stock or the expiration of the Restriction Period upon the Holder’s achievement of one or more Performance Goal(s) specified in the Restricted Stock agreement. For the purpose of this Plan, a “Performance Goal” shall mean a goal that must be met by the end of a period specified by the Board or the Committee (but that is substantially uncertain to be met before the grant of the Award). If the Holder fails to achieve the specified Performance Goal(s), either the Committee shall not grant the Restricted Stock to such Holder or the Holder shall forfeit the Award of Restricted Stock and the Common Stock shall be forfeited to the Company.  The Restriction Period shall provide a three-year minimum period before a Restricted Stock award shall fully vest.

7.5.
The Restricted Stock agreement shall specify the duration of the Restriction Period and the performance, employment or other conditions (including the termination of a Holder’s continuous service whether due to death, disability, Retirement or other cause) under which the Restricted Stock may be forfeited to the Company.  The Restriction Period shall be determined at the discretion of the Board or the Committee (as applicable). At the end of the Restriction Period (unless the Holder elects a longer period for distribution, if permitted by the Committee) the restrictions imposed hereunder shall lapse with respect to the number of shares of Restricted Stock as determined by the Board or the Committee (as applicable), and the legend shall be removed and such number of shares delivered to the Holder (or, where appropriate, the Holder’s legal representative).  The Board or the Committee (as applicable) may, in its sole discretion, modify or accelerate the vesting and delivery of shares of Restricted Stock in certain circumstances including, among others, a Holder’s death, disability or a Change in Control.

8.	RESTRICTED STOCK UNITS

An Award of Restricted Stock Units is an Award which may be settled for Shares or other securities or a combination of Shares or other securities as established by the Board or the Committee (as applicable). Such an Award shall be subject to the following terms and conditions.

8.1.
Restricted Stock Units shall be evidenced by Restricted Stock Unit agreements.  Such agreements shall conform to the requirements of the Plan and may contain such other provisions, as the Board or the Committee (as applicable) shall deem advisable.

8.2.
Upon determination of the number of Restricted Stock Units to be awarded to a Holder, the Board or the Committee (as applicable) shall direct that the same be credited to the Holder’s account on the books of the Company but the underlying Shares or other securities shall be delivered only upon vesting of the Restricted Stock Units as provided in Section 8.5 hereof.  If Shares will be issued upon the vesting of the Restricted Stock Units, the Holder shall have no rights as a stockholder with respect to any shares underlying the Restricted Stock Units prior to issuance and delivery of the Shares upon vesting of the Restricted Stock Units.

8.3.
Amounts equal to any dividends declared with respect to the number of shares of Common Stock (if any) covered by an Award of Restricted Stock Units may or may not be paid to the Holder currently, or may or may not be deferred and deemed to be reinvested in additional Restricted Stock Units, or otherwise reinvested on such terms as are determined at the time of the Award by the Committee, in its sole discretion, and specified in the Restricted Stock Unit agreement.

8.4.
The Board or the Committee (as applicable) may condition the grant of an Award of Restricted Stock Units or the expiration of the Restriction Period upon the Holder’s achievement of one or more Performance Goal(s) specified in the Restricted Stock Unit agreement. If the Holder fails to achieve the specified Performance Goal(s), either the Board or the Committee (as applicable) shall not grant the Restricted Stock Units to such Holder or the Holder shall forfeit the Award of Restricted Stock Units. The Restriction Period shall provide a three-year minimum period before a Restricted Stock Unit award shall fully vest.

8.5.
The Restricted Stock Unit agreement shall specify the duration of the Restriction Period and the performance, employment or other conditions (including the termination of a Holder’s Continuous Service whether due to death, disability, Retirement or other cause) under which the Restricted Stock Units may be forfeited to the Company. The Restriction Period shall be determined at the discretion of the Board or the Committee (as applicable). At the end of the Restriction Period (unless the Holder elects a longer period for distribution, if permitted by the Committee) the restrictions imposed hereunder shall lapse with respect to the number of Restricted Stock Units as determined by the Board or the Committee (as applicable).

 -      -

9.	STOCK OPTION

An Award of Stock Option is an Award which entitles its holder the right to purchase a single Share during its Exercise Period and .for a specified Exercise Price. Such an Award shall be subject to the following terms and conditions.

9.1.
Stock Options shall be evidenced by Stock Option agreements.  Such agreements shall conform to the requirements of the Plan and may contain such other provisions, as the Board or the Committee (as applicable) shall deem advisable.

9.2.
Upon determination of the number of Stock Options to be awarded to a Holder, the Board or the Committee (as applicable) shall direct that the same be credited to the Holder’s account on the books of the Company but the underlying Shares or other securities shall be delivered only upon exercise of the award by its holder, as provided in Section _9.5_ hereof.  The Holder shall have no rights as a stockholder with respect to any shares underlying the Stock Options prior to issuance and delivery of the Shares upon exercising the Award.

9.3.
Amounts equal to any dividends declared with respect to the number of shares of Common Stock (if any) covered by an Award of Stock Options may not be paid to the Holder currently, and may not be deferred and deemed to be reinvested in additional Stock Options.

9.4.
The Board or the Committee (as applicable) may condition the grant of an Award of Stock Options or the expiration of the Restriction Period upon the Holder’s achievement of one or more Performance Goal(s) specified in the Stock Option agreement. If the Holder fails to achieve the specified Performance Goal(s), either the Board or the Committee (as applicable) shall not grant the Stock Option to such Holder or the Holder shall forfeit the Award of Stock Options.

9.5.
The Stock Option agreement shall specify the duration of the Restriction Period and the performance, employment or other conditions (including the termination of a Holder’s Continuous Service whether due to death, disability, Retirement or other cause) under which the Restricted Stock Units may be forfeited to the Company. The Restriction Period shall be determined at the discretion of the Board or the Committee (as applicable). At the end of the Restriction Period (unless the Holder elects a longer period for distribution, if permitted by the Committee) the restrictions imposed hereunder shall lapse with respect to the number of Stock Options as determined by the Board or the Committee (as applicable).

9.6.	The Stock Option shall become exercisable in accordance with its Vesting Dates and shall remain such until it’s the Stock Option Expiry Date. After that the Stock Option shall Expire and become void.

10.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

No Award shall be assignable, transferable, or given as collateral nor any right with respect thereto may be given to any third party whatsoever, other than by will or by the laws of descent and distribution or as specifically otherwise allowed under the Global Plan and during the lifetime of the Holder, each and all of such Holder's rights to purchase Shares hereunder shall be exercisable only by the Holder. Any action made in contradiction to the aforementioned, shall be null and void.

11.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Holder's rights to purchase Shares under the Global Plan shall be adjusted as hereafter provided:

11.1.
In the event of Transaction, the unexercised Awards then outstanding under the Global Plan shall be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of Awards, appropriate adjustments shall be made to the Purchase Price so as to reflect such action and all other terms and conditions of the Award Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Committee or the Board (as applicable), which determination shall be in their sole discretion final and conclusive and unless stated otherwise in an Award Agreement. The Company shall notify the Holder of the Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective date of such Transaction.

11.2.
Subject to all applicable law, unless stated otherwise under a specific Award Agreement, if in any Transaction the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute the Awards, the Vesting Dates of outstanding Awards shall be accelerated so that any unvested Award or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

11.3.
For the purposes of Section 11.1 above, an Award shall be considered assumed or substitute if, following the Transaction, the Award shall confer the right, subject to such Award's original vesting schedule, to purchase or receive, for each Share underlying such Award immediately prior to the Transaction, the consideration (whether shares, cash, or other securities or property) received in the Transaction by the holders of shares for each Share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely shares of common stock (or their equivalent) of the Successor Company or its parent or subsidiary, the Board or the Committee (as applicable) may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Awards to be solely shares of common stock (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Committee or the Board may determine, in its discretion, that in lieu of such assumption or substitution of Awards for awards of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.

11.4.
If the Company is voluntarily liquidated or dissolved while unexercised Awards remain outstanding under the Global Plan, the Company shall immediately notify all unexercised Award holders of such liquidation, and the Award holders shall then have ten (10) days to exercise any unexercised Vested Award held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-days period, all remaining outstanding Awards will terminate immediately.

11.5.
The Holder acknowledges that Holder's rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Holder unconditionally agrees and accepts any such limitations.

11.6.
If the outstanding Awards shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), Share split or reverse Share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the Global Plan or subject to any Awards theretofore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding Shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Global Plan (as set forth in Section 5 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted (all as determined by the Board whose determination shall be final).

12.	TERM AND EXERCISE OF AWARDS

12.1.
Awards shall be exercised by the Holder's by giving written notice of to the Company or to any third party designated by the Company (the "Representative"), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Exercise Price for the number of Shares with respect to which the award is being exercised, at the Company's or the Representative's principal office or bank account. The notice shall specify the number of Shares with respect to which the Award is being exercised.

12.2.
Subject to Sections 7.5, 8.5 and 9.5 hereinabove, Awards, to the extent not previously exercised, shall terminate upon the earlier of: (i) the date set forth in the Award Agreement; (ii) the expiration of ten (10) years from the Date of Grant; (iii) the Expiration Date of a Stock Option Award;or (iv) the expiration of any extended period in any of the events set forth in Section 12.5 below.

12.3.
The Awards may be exercised by the Holder in whole at any time or in part from time to time, to the extent that the Awards have become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 12.5 below, the Holder is an Employee or a Service Provider at all times during the period beginning with the granting of the Awards and ending upon the date of exercise.

12.4.
Subject to the provisions of Sections 7.5, 8.5 and 9.5 hereinabove and Section 12.5 below, in the event of a termination of Holder's employment or service, all Award Shares granted to such Holder shall immediately expire. Unless otherwise approved by the Committee, a notice of termination of employment or services shall be deemed to constitute termination of employment or services.

12.5.
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Holder's Award Agreement, an Award may be exercised after the date of termination of Holder's employment or service during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Awards at the time of such termination according to the Vesting Dates, if:

(I)	termination is without Cause, in which event the Vested Awards still in force and unexpired may be exercised within a period of three (3) months after the date of such termination; or

(II)
termination is the result of death or disability of the Holder, in which event the Vested Awards still in force and unexpired may be exercised within a period of twelve (12) months after such date of termination; or-

(III)
prior to the date of such termination, the Committee shall authorize an extension of the term of all or part of the Vested Awards beyond the date of such termination for a period not to exceed the period during which the Awards by their terms would otherwise have been exercisable.

(IV)
For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Award (vested or unvested) will immediately expire and terminate, and the Holder shall not have any right in respect of such outstanding Awards.

12.6.
To avoid doubt, Holders shall not have any of the rights or privileges of shareholders of the Company, in respect of any Shares purchasable upon the exercise of an Award, nor shall they be deemed to be a class of shareholders or creditors of the Company for the purpose of all applicable law, until registration of the Holder as holder of such Shares in the Company's register of shareholders upon exercise of the Award in accordance with the provisions of the Global Plan.

12.7.	Any form of Award Agreement authorized by the Global Plan may contain such other provisions, not inconsistent with the Global Plan, as the Board may, from time to time, deem advisable.

13.	PURCHASE FOR INVESTMENT

The Company's obligation to issue or allocate Shares upon exercise of an Award granted under the Global Plan is expressly conditioned upon: (a) the Company's completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Holder (or his legal representative, heir or legatee, in the event of the Holder's death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Holder (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Holder has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Holder must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules and regulations of the United States or any other state having jurisdiction over the Company and the Holder.

14.	DIVIDENDS

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Awards) allocated or issued upon the vesting of Awards purchased by the Holder and/or held by the Holder or by a trustee, as the case may be, the Holder shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company's incorporation documents, as amended from time to time and subject to any applicable taxation on distribution of dividends.

15.	EFFECTIVE DATE AND DURATION OF THE GLOBAL PLAN

The Global Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

16.	AMENDMENTS OR TERMINATION

16.1.
The Board may at any time, subject to the provisions of Section 15.2 below and all applicable law, amend, alter, suspend or terminate the Global Plan, provided, however, that (i) the Board may not extend the term of the Global Plan specified in Section 14 and (ii) no amendment, alteration, suspension or termination of the Global Plan shall materially impair the rights of any Holder, unless mutually agreed otherwise by the Holder and the Company, which agreement must be in writing and signed by the Holder and the Company. Earlier termination of the Global Plan prior to the Termination Date shall not affect the Board's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Global Plan prior to the date of such earlier termination.

16.2.
The Company shall obtain the approval of the Company's shareholders for this Global Plan and any amendment to this Global Plan and/or the Appendices thereto if and to the extent shareholders' approval is required under any applicable law including without limitation the U.S. securities law or the securities laws of other jurisdiction applicable to Awards granted to Holders under this Global Plan and/or the Appendices thereto, or if shareholders' approval is required by any authority or by any governmental agencies or national securities exchanges including without limitation the U.S. Securities and Exchange Commission.

17.	GOVERNMENT REGULATIONS

The Global Plan, the granting and  the issuance of Shares underlying Awards hereunder and the obligation of the Company to sell and deliver Shares under such Awards shall be subject to all applicable laws, rules, regulations, approvals and consents whether of the United States, the State of Israel, or any other state having jurisdiction over the Company or the Holder, including the registration of the Shares under the United States Securities Act 1933 or under the securities act of any applicable jurisdiction, and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities law of any jurisdiction.

18.	CONTINUANCE OF EMPLOYMENT/SERVICE

Neither the Global Plan nor any Award Agreement shall impose any obligation on the Company or a Related Company (including any affiliate thereof) to continue the employment or service of any Holder, and nothing in the Global Plan or in any Award granted pursuant hereto shall confer upon any Holder any right to continue his employment or service with the Company or a Related Company or an affiliate thereof or restrict the right of the Company or such affiliate thereof to terminate such employment or service at any time.

19.	GOVERNING LAW AND JURISDICTION

The Global Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware as applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of the State of Delaware or any other state of the United States in which the company is qualified to do business shall have sole jurisdiction in any matters pertaining to the Global Plan.

20.	TAX CONSEQUENCES

Any tax consequences to any Holder arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company and/or a Related Company and/or its affiliates, or the Holder) hereunder shall be borne solely by the Holder. The Company and/or a Related Company and/or its affiliates shall withhold taxes according to the requirements under applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Holder shall agree to indemnify the Company and/or the Related Company and/or its affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Holder.

The Company shall not be required to release any Share certificate to a Holder until all required payments have been fully made.

21.	NON-EXCLUSIVITY OF THE GLOBAL PLAN

The adoption of the Global Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise then under the Global Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of Awards to Holders of the Company under their employment agreements, and not in the framework of any previous award plan, shall not be deemed an approved incentive arrangement for the purpose of this section.

22.	MULTIPLE AGREEMENTS

The terms of each Award may differ from other Awards granted under the Global Plan at the same time, or at any other time. The Board may also grant more than one Award to a given Holder during the term of the Global Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Holder.

23.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Global Plan may be adjusted with respect to a particular country by means of an addendum to the Global Plan in the form of an annex (the "Annex"), and to the extent that the terms and conditions set forth in the Annex conflict with any provisions of the Global Plan, the provisions of the Annex shall govern. Terms and conditions set forth in the Annex shall apply only to Awards issued to Holders under the jurisdiction of the specific country that is subject of the Annex and shall not apply to Awards issued to any other Holder. The adoption of any such Annex shall be subject to the approval of the Board and if required the approval of the shareholders of the Company.

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SDSS, INC.

ANNEX A - ISRAEL

TO THE 2009 GLOBL STOCK INCENTIVE COMPENSATION PLAN

1.	GENERAL

1.1.
This Annex shall apply only to participants who are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the payment of tax. The provisions specified hereunder shall form an integral part of the 2006 Global Stock Incentive Compensation Plan of SDSS Inc. (hereinafter: the "Plan"), which applies to the issuance of Shares of SDSS, Inc. (hereinafter: the "Company"). According to the Plan, Company's Shares may be issued to Employees, directors, consultants, service provides and independent agents of the Company or its Affiliates.

1.2.
This Annex is to be read as a continuation of the Plan and only modifies Awards granted to Israeli Holders so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Annex does not add to or modify the Plan in respect of any other category of Holders.

1.3.
The Plan and this Annex are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Annex and the Plan, the provisions set out in the Annex shall prevail.

1.4.	Any capitalized terms not specifically defined in this Annex shall be construed according to the interpretation given to it in the Plan.

2.	DEFINITIONS

2.1.	"Affiliate" means any "employing company" within the meaning of Section 102(a) of the Ordinance.

2.2.	"Approved 102 Award" means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Holder.

2.3.
"Capital Gain Award (CGA)" means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4.	"Controlling Shareholder" shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5.
"Employee" means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

2.6.	"ITA" means the Israeli Tax Authority.

2.7.	"Non-Employee" means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.8.
"Ordinary Income Award (OIA)" means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.9.
"102 Award" means any Award granted to Employees pursuant to Section 102 of the Ordinance (as defined below) and/or other rights issued with respect thereto, including, but not limited to, bonus shares.

2.10.	"3(i) Award" means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is a Non- Employee.

2.11.	"Ordinance" means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.12.	"Rules" means the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003.

2.13.	"Section 102" means section 102 of the Ordinance and any regulations, Rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.14.
"Trustee" means any individual or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance and any regulations, Rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.15.	"Unapproved 102 Award" means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ISSUANCE OF AWARDS

3.1.
The persons eligible for participation in the Plan as Holders shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Awards.

3.2.	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

3.3.	The grant of Approved 102 Awards shall be made under this Annex adopted by the Board, and shall be conditioned upon the approval of this Annex by the ITA.

3.4.	Approved 102 Awards may either be classified as Capital Gain Awards ("CGAs") or Ordinary Income Awards ("OIAs").

3.5.
No Approved 102 Awards may be granted under this Annex to any eligible Employee, unless and until, the Company's election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the "Election"), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Award under this Annex and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall also apply with respect to rights issued to the Employee in connection with such Award, including, but not limited to, bonus shares. In addition, the Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Holders who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

3.6.	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 4 below.

3.7.	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1.
Approved 102 Awards which shall be granted under this Annex and/or any Shares allocated or issued upon exercise of Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Holders for at least such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the "Holding Period"). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2.
Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Holder's tax liabilities arising from Approved 102 Awards which were granted to him and/or any Shares allocated or issued upon exercise of Options.

4.3.
With respect to any Approved 102 Award, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Holder shall not sell or release from trust (including as set forth in Section 7.1 below) any Share received upon the exercise of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance and subject to the limitations set forth in Section 7.1 hereinbelow. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the provisions of Section 7.1 hereinbelow and the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne solely by such Holder.

4.4.
Upon receipt of Approved 102 Award, the Holder will sign an undertaking to release the Trustee and/or the Company and/or its Affiliates from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Annex, or any Approved 102 Award or Share of any kind granted to him thereunder.

5.	THE AWARDS

The terms and conditions, upon which the Awards shall be issued and exercised, shall be as specified in the Award Agreement to be executed pursuant to the Plan and to this Annex. Each Award Agreement shall state, inter alia, the number of Shares to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Unapproved 102 Award or a 3(i) Award), the vesting provisions (as applicable) and the exercise price.

6.	FAIR MARKET VALUE

Without derogating from Section 2.13 of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant the Company's shares are listed on any established stock exchange or a national market system or if the Company's shares will be registered for trading within ninety (90) days following the date of grant of the  CGAs, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company's shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

7.	ASSIGNABILITY AND SALE OF AWARDS

7.1.
Notwithstanding any other provision of the Plan, no Award shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Holder each and all of such Holder's rights to purchase Shares hereunder shall be exercisable only by the Holder. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

7.2.
As long as 102 Awards are held by the Trustee on behalf of the Holder, all rights of the Holder over the shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution. For the sake of clarity, in any event of an assignment of the 102 Awards pursuant to will or laws of descent and distribution, the provisions of the Plan shall continue to be in full force and effect in respect of the assigned 102 Awards.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER'S PERMIT

8.1.
With regards to Approved 102 Awards, the provisions of the Plan and/or the Annex and/or the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer's permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Annex and the Award Agreement.

8.2.
Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Annex or the Award Agreement, shall be considered binding upon the Company and the Holders.

9.	DIVIDEND

Subject to the Company's incorporation documents, with respect to all Shares (but excluding, for avoidance of any doubt, any unvested and/or unexercised Awards) allocated or issued upon the exercise of Awards and held by the Holder or by the Trustee as the case may be, the Holder shall be entitled to receive dividends in accordance with the quantity of such shares, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder

10.	TAX CONSEQUENCES

10.1.
Any tax consequences arising from the grant or exercise of any Award and/or the issuance of Shares, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Holder), hereunder, shall be borne solely by the Holder. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Holder shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Holder.

10.2.
The Company and/or, when applicable, the Trustee shall not be required to release any share certificate and/or any other right underlying the 102 Awards (including bonus shares) to a Holder until all required payments have been fully made.

10.3.
With respect to Unapproved 102 Award, if the Holder ceases to be employed by the Company or any Affiliate, the Holder shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

11.	GOVERNING LAW & JURISDICTION

Notwithstanding any provision to the contrary under the Plan, this Annex shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Annex.

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DATE APPROVED BY BOARD OF DIRECTORS:      ___________________